Exhibit 99.1

NYSE: MMP
______________________________________________________________________

Date:	October 20, 2021

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Increases Quarterly Cash Distribution to $1.0375, Announces Completion of Previous Equity Repurchase Program and Approval of Additional $750 Million Authorization

TULSA, Okla. – The board of directors of Magellan Midstream Partners, L.P. (NYSE: MMP) has increased the partnership’s quarterly cash distribution to $1.0375 per unit for the period July 1 through Sept. 30, 2021.
The third-quarter 2021 distribution is 1% higher than the $1.0275 paid for both second quarter 2021 and third quarter 2020.
The new distribution, which equates to $4.15 per unit on an annualized basis, will be paid Nov. 12 to unitholders of record at the close of business on Nov. 5.
During the third quarter of 2021, Magellan purchased approximately 8.1 million of its common units for $390.7 million, depleting the remainder of its previously-approved $750 million repurchase program.
“Since early last year, Magellan has fully executed on our equity repurchase program at what we believe to be attractive valuations,” said Michael Mears, chief executive officer. “Magellan’s distribution coverage has improved as a result of these repurchases, and that, along with the recovery of Magellan’s business from the effects of the pandemic and our expectation of financial strength for years to come, has allowed us to increase our distribution this quarter and extend our record of annual distribution increases to 20 years.”
The partnership’s board of directors has also approved a $750 million increase in Magellan’s authorized equity repurchase program, to a total of $1.5 billion, and extended the program through 2024.
The timing, price and actual number of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.
This announcement is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the pandemic; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in laws applicable to the partnership; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in the partnership’s capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.